Exhibit 99

Sterling Bancorp Reports Fourth Quarter and Full Year 2018 Financial Results

Board of Directors Approves New Stock Repurchase Program

Q4 2018 Highlights

•                  Net income of $16.0 million, up 145% from Q4 2017, and 2% from Q3 2018

•                  Fully diluted EPS of $0.30, up 131% from Q4 2017, and unchanged from Q3 2018

•                  Fourth quarter ROAA of 1.99% and ROATCE of 19.39%, and full year 2018 ROAA of 2.04% and ROATCE of 20.71%.

•                  Revenue, net of interest expense, was $36.7 million, up 23% from Q4 2017, and 5% from Q3 2018

•                  Total loan originations of $332.7 million, down from $520.6 million in Q4 2017 and $419.2 million in Q3 2018

•                  Total gross loans, including loans held for investment and loans held for sale, of $2.92 billion, a 7% increase from Q4 2017, and unchanged from Q3 2018

•                  Total deposits of $2.45 billion, a 9% increase from Q4 2017, and a 7% annualized increase from Q3 2018

•                  Net interest margin of 3.90%, compared to 4.05% in Q4 2017 and 3.95% in Q3 2018

•                  Board of Directors approves a stock repurchase program of up to $50 million

Southfield, Michigan, January 28, 2019 — Sterling Bancorp, Inc. (NASDAQ: SBT) (the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its fourth quarter and full year ended December 31, 2018.

For the fourth quarter 2018, net income totaled $16.0 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding. This compares to third quarter 2018 net income of $15.7 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding. For the fourth quarter of 2017, net income totaled $6.5 million, or $0.13 per diluted share, based on 49.0 million weighted average diluted shares outstanding.

“We are very pleased with our financial performance for our first full year as a public company as we reported record earnings, which translated into a 46% increase in earnings per share, a return on average assets of 2.04%, and a return on tangible common equity of 20.71%,” said Gary Judd, Chairman and CEO. “Our earnings growth was driven by increases in loans, disciplined expense control and low credit costs. And while the headwinds of four interest rate increases over the course of 2018 resulted in higher deposit costs, which pressured our net interest margin, we were able to hold the decline to less than 20 basis points due to increased yields in our variable rate loan portfolios.”

Mr. Judd continued, “During the latter half of 2018, the market environment began to change with respect to the general housing market, as well as with the Chinese economy, particularly as it relates to trade tensions between China and the U.S. These changes have created uncertainty with some of our customers, and as a result, we experienced lower loan production in the fourth quarter and continue to experience headwinds.  However, looking to 2019, we remain optimistic. We are adapting to these changes and continue to make the necessary investments to ensure the long-term growth potential for our business.

“During 2018, we expanded our presence in the greater Seattle and New York markets, and now operate in four of the most attractive markets in the U.S. based on household income, wealth and employment rates. We expect to continue gaining share in these markets as we add client facing professionals and will continue our focus on expanding commercial lending, which we believe will translate into high single- to low double-digit annual growth for both loans and deposits.”

Financial Highlights (Unaudited)
	At or for the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2018	September 30, 2018	December 31, 2017
Net income	$15,996	$15,741	$6,531
Income per share, diluted	$0.30	$0.30	$0.13
Net interest income (1)	$30,706	$30,798	$27,493
Net interest margin (1)	3.90%	3.95%	4.05%
Non-interest income (1)	$6,014	$4,233	$2,248
Non-interest expense	$13,681	$12,531	$11,943
Loans, net of allowance for loan losses	$2,895,953	$2,796,150	$2,594,357
Total deposits	$2,452,685	$2,412,071	$2,245,110
Nonperforming loans	$4,500	$356	$783
Allowance for loan losses to total loans	0.75%	0.74%	0.71%
Allowance for loan losses to nonperforming loans	486%	5,833%	2,357%
Provision for loan losses	$1,045	$423	$600
Net recoveries	$(40)	$(42)	$(668)
Return on average assets	1.99%	1.98%	0.94%
Return on average shareholders’ equity	19.36%	20.07%	11.46%
Efficiency ratio	37.3%	35.8%	40.2%

(1)  In the second quarter of 2018, the Company corrected the classification of commitment fees, net of direct loan origination costs,  earned on construction loans and other lines of credit to interest income which were previously reported within non-interest income. As a result, the three months ended December 31, 2017 has been adjusted from the amounts previously reported to correct the classification error. The amount of the adjustment was a decrease to non-interest income and an increase to interest income of $578 and an increase to net interest margin of 8 basis points for the three months ended December 31, 2017. There was no change to the reported net income or income per share, basic and diluted, as previously reported as a result of this immaterial correction.

Operating Results for the Fourth Quarter 2018

Revenue

Revenue, net of interest expense, was $36.7 million for the fourth quarter of 2018, an increase of 5% from the third quarter of 2018. The increase was attributable to a $1.8 million increase in non-interest income.

Revenue, net of interest expense, increased 23% from $29.7 million compared to the fourth quarter of 2017. The increase was attributable to a $3.8 million increase in non-interest income, as well as a $3.2 million increase in net interest income.

Net Interest Income

Net interest income for the fourth quarter of 2018 was $30.7 million, as compared to $30.8 million for the third quarter of 2018. The slight decline in net interest income from the third quarter was attributable to a 5 basis point decrease in the net interest margin, partially offset by a $32.8 million increase in average interest earning assets.

Relative to the fourth quarter of 2017, net interest income increased 12% from $27.5 million. The increase in net interest income from the fourth quarter of 2017 was primarily driven by a $434.9 million increase in average interest earning assets, partially offset by a 15 basis point decrease in the net interest margin.

Net Interest Margin

Net interest margin for the fourth quarter of 2018 was 3.90%, down 5 basis points from the net interest margin of 3.95% for the third quarter of 2018. Net interest margin was impacted by a 16 basis point increase in the average cost of interest-bearing liabilities, partially offset by an 8 basis point increase in the average yield on interest earning assets.

Relative to the fourth quarter of 2017, the net interest margin decreased from 4.05%, primarily due to a 50 basis point increase in the average cost of interest-bearing liabilities, partially offset by a 26 basis point increase in the average yield on interest earning assets.

Non-interest Income

Non-interest income for the fourth quarter of 2018 was $6.0 million, an increase from $4.2 million for the third quarter of 2018. The increase was primarily the result of a $1.6 million increase in the gain on sale of loans due to the amount of residential mortgages sold in the secondary market as compared to the prior period.

Non-interest income increased $3.8 million from $2.2 million in the fourth quarter of 2017, primarily as a result of a $3.7 million increase in the gain on sale of loans due to the amount of residential mortgages sold in the secondary market as compared to the prior year period.

Non-interest Expense

Non-interest expense for the fourth quarter of 2018 was $13.7 million, an increase from $12.5 million for the third quarter of 2018. The increase was primarily attributable to salary expense and occupancy and equipment costs required to support new offices and the growth in the Company’s operations.

Relative to the fourth quarter of 2017, non-interest expense increased 15% from $11.9 million. The increase was primarily due to an increase in salary expense and occupancy and equipment costs required to support new offices and the growth in the Company’s operations.

The Company’s operating efficiency ratio remained strong at 37.3% in the fourth quarter of 2018, compared with 35.8% in the third quarter of 2018 and 40.2% in the fourth quarter of 2017.

Income Taxes

The effective tax rate for the three months ended December 31, 2018 was 27%, down from 29% for the quarter ended September 30, 2018, and compared to an effective tax rate of 62% for the three months ended December 31, 2017. The decrease in the effective tax rate in the fourth quarter of 2018 as compared to the fourth quarter of 2017 was attributable to the Tax Cuts and Job Act (H.R. 1) which among other provisions reduced the U.S. corporate tax rate, effective January 1, 2018 and resulted in additional tax expense of $3.3 million during the fourth quarter of 2017 to reflect the decline in the value of the Company’s deferred tax assets.

Loan Portfolio

Total gross loans, which includes those held for investment and held for sale, were $2.92 billion at December 31, 2018, relatively flat compared with $2.93 billion at September 30, 2018. The Company had a $112.6 million decrease in residential mortgage loans held for sale, a $3.0 million decrease in construction and commercial real estate loans and a $6.6 million decrease in commercial and industrial loans, partially offset by a $110.5 million increase in residential mortgage loans held for investment. As the Company continues to utilize loan sales to support balance sheet and liquidity strategies, the amount of residential mortgage loans held for sale may vary from quarter to quarter.

During the fourth quarter of 2018, the Company originated $332.7 million in loans, which included $303.3 million in residential mortgage loans, $19.1 million in construction loans, $9.7 million in commercial real estate loans and $0.6 million in commercial and industrial loans.

Deposits

Total deposits were $2.45 billion at December 31, 2018, compared with $2.41 billion at September 30, 2018. The increase was attributable to a $98.8 million increase in time deposits, partially offset by a $55.6 million decrease in money market, savings and NOW deposits and a $2.6 million decrease in non-interest bearing demand deposits.

Credit Quality

Nonperforming assets totaled $10.2 million, or 0.32% of total assets, at December 31, 2018, compared with $6.0 million, or 0.19% of total assets, at September 30, 2018. The increase was primarily due to two large residential real estate loans being placed on non-accrual. The Company believes that no impairment exists, as there is more than sufficient collateral value supporting the loans.

Recoveries for the fourth quarter of 2018 were $40,000 and there were no charge offs during the quarter.

The Company recorded a provision for loan losses of $1.0 million for the fourth quarter of 2018, compared to $0.4 million for the third quarter of 2018.  The larger provision was primarily attributable to the growth in total loans held for investment during the quarter.

The allowance for loan losses was 0.75% of total loans and 486% of nonperforming loans at December 31, 2018, compared with 0.74% and 5,833%, respectively, at September 30, 2018.

Capital

At December 31, 2018, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution, as summarized in the following tables:

	Well Capitalized	Company Actual at December 31, 2018
Total adjusted capital to risk-weighted assets	N/A	21.98%
Tier 1 (core) capital to risk-weighted assets	N/A	17.45%
Tier 1 (core) capital to adjusted tangible assets	N/A	10.42%
Common Tier 1 (CET 1)	N/A	17.45%

	Well Capitalized	Sterling Bank Actual at December 31, 2018
Total adjusted capital to risk-weighted assets	10%	16.94%
Tier 1 (core) capital to risk-weighted assets	8%	15.80%
Tier 1 (core) capital to adjusted tangible assets	5%	9.44%
Common Tier 1 (CET 1)	7%	15.80%

Share Repurchase Program

Sterling Bancorp’s Board of Directors approved the repurchase of up to $50.0 million of common stock.  The stock repurchase program permits the Company to acquire shares of its common stock from time to time in the open market or in privately negotiated transactions at prices management considers to be attractive and in the best interest of the Company and its shareholders. The stock repurchase program does not obligate the Company to repurchase shares of its common stock, and there is no assurance that it will do so. Any repurchases are subject to compliance with applicable laws and regulations. Repurchases will be conducted in consideration of general market and economic conditions, as well as the financial and regulatory condition of the Company and the Bank and funded with cash on hand. The stock repurchase program may be modified, suspended or discontinued at any time at the discretion of the Board.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the U.S. is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through February 11, 2019 by dialing (877) 344-7529, using conference ID number 10127799.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and Bellevue, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $1 billion and $10 billion in 2017 by SNL/S&P Global Market Intelligence. For additional information, please visit the Company’s website at www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Return on Average Tangible Common Equity Reconciliations (non-GAAP)” in the Financial Data section that follows.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meaning of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels. These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Financial Profiles, Inc.

Allyson Pooley

310-622-8230

Larry Clark

310-622-8223

SBT@finprofiles.com

Sterling Bancorp, Inc

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	September 30,	%	December 31,	%
(dollars in thousands)	2018	2018	change	2017	change
Assets
Cash and due from banks	$53,626	$48,879	10%	$40,147	34%
Interest-bearing deposits with other banks	1,100	—	N/M	—	N/M
Investment securities	148,896	142,749	4%	126,848	17%
Mortgage loans held for sale	1,248	113,805	(99)%	112,866	(99)%
Loans, net of allowance for loan losses of $21,850, $20,765 and $18,457	2,895,953	2,796,150	4%	2,594,357	12%
Accrued interest receivable	13,529	13,087	3%	11,493	18%
Mortgage servicing rights, net	10,633	9,411	13%	6,496	64%
Leasehold improvements and equipment, net	9,489	9,040	5%	7,043	35%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	31,302	31,146	1%	30,680	2%
Deferred tax asset, net	6,122	7,002	(13)%	6,847	(11)%
Other assets	3,026	2,744	10%	2,231	36%
Total assets	$3,196,774	$3,196,963	(0)%	$2,961,958	8%

Liabilities
Noninterest-bearing deposits	$76,815	$79,432	(3)%	$73,682	4%
Interest-bearing deposits	2,375,870	2,332,639	2%	2,171,428	9%
Total deposits	2,452,685	2,412,071	2%	2,245,110	9%
Federal Home Loan Bank borrowings	293,000	335,000	(13)%	338,000	(13)%
Subordinated notes, net	65,029	64,993	0%	64,889	0%
Accrued expenses and other liabilities	51,003	65,456	(22)%	40,661	25%
Total liabilities	2,861,717	2,877,520	(1)%	2,688,660	6%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—
Common stock, voting, no par value, authorized 500,000,000 shares at December 31, 2018, September 30, 2018 and December 31, 2017; issued and outstanding 53,012,283 shares at December 31, 2018 and September 30, 2018, and 52,963,308 shares at December 31, 2017	111,238	111,238	0%	111,238	(0)%
Additional paid-in capital	12,713	12,604	1%	12,416	2%
Retained earnings	211,115	195,649	8%	149,816	41%
Accumulated other comprehensive loss	(9)	(48)	N/M	(172)	N/M
Total shareholders’ equity	335,057	319,443	5%	273,298	23%
Total liabilities and shareholders’ equity	$3,196,774	$3,196,963	(0)%	$2,961,958	8%

N/M- not meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended					Year Ended
	December 31,	September 30,	%	December 31,	%	December 31,	December 31,	%
(dollars in thousands, except per share amounts)	2018	2018	change	2017	change	2018	2017	change
Interest income:
Interest and fees on loans (1)	$41,747	$40,772	2%	$34,673	20%	$157,499	$122,789	28%
Interest and dividends on investment securities	1,060	958	11%	588	80%	3,679	1,890	95%
Other interest	194	166	17%	54	259%	593	157	278%
Total interest income (1)	43,001	41,896	3%	35,315	22%	161,771	124,836	30%
Interest expense:
Interest on deposits	9,635	8,628	12%	5,884	64%	32,031	17,570	82%
Interest on Federal Home Loan Bank borrowings	1,487	1,297	15%	751	98%	4,951	3,795	30%
Interest on subordinated notes and other	1,173	1,173	0%	1,187	(1)%	4,689	4,070	15%
Total interest expense	12,295	11,098	11%	7,822	57%	41,671	25,435	64%
Net interest income (1)	30,706	30,798	(0)%	27,493	12%	120,100	99,401	21%
Provision for loan losses	1,045	423	147%	600	74%	3,229	2,700	20%
Net interest income after provision for loan losses (1)	29,661	30,375	(2)%	26,893	10%	116,871	96,701	21%
Non-interest income:
Service charges and fees (1)	113	100	13%	51	122%	379	253	50%
Investment management and advisory fees	467	445	5%	603	(23)%	2,035	2,338	(13)%
Net gain on sale of loans	4,566	3,005	52%	868	426%	16,673	9,681	72%
Other income	868	683	27%	726	20%	2,950	2,236	32%
Total non-interest income (1)	6,014	4,233	42%	2,248	168%	22,037	14,508	52%
Non-interest expense:
Salaries and employee benefits	7,587	6,973	9%	6,880	10%	28,438	23,778	20%
Occupancy and equipment	2,334	1,760	33%	1,632	43%	7,250	5,986	21%
Professional fees	774	898	(14)%	665	16%	3,118	1,673	86%
Advertising and marketing	470	470	0%	370	27%	1,640	1,025	60%
FDIC assessments	244	186	31%	455	(46)%	1,447	1,296	12%
Data processing	329	311	6%	292	13%	1,223	1,059	15%
Other	1,943	1,933	1%	1,649	18%	7,220	5,944	21%
Total non-interest expense	13,681	12,531	9%	11,943	15%	50,336	40,761	23%
Income before income taxes	21,994	22,077	(0)%	17,198	28%	88,572	70,448	26%
Income tax expense	5,998	6,336	(5)%	10,667	(44)%	25,104	32,471	(23)%
Net income	$15,996	$15,741	2%	$6,531	145%	$63,468	$37,977	67%
Income per share, basic and diluted	$0.30	$0.30		$0.13		$1.20	$0.82
Weighted average common shares outstanding:
Basic	52,963,308	52,963,308		49,033,542		52,963,308	46,219,367
Diluted	52,967,004	52,966,593		49,033,542		52,965,567	46,219,367

(1) In the second quarter of 2018, the Company corrected the classification of commitment fees, net of direct loan origination costs, earned on construction loans and other lines of credit to commercial customers in its condensed consolidated statements of income to the financial statement caption, interest and fees on loans, which were previously reported in service charges and fees. As a result, the three and twelve months ended December 31, 2017 have been adjusted from the amounts previously reported to correct the classification error. The amount of the adjustment was a decrease to service charges and fees, and increase to interest and fees on loans of $578 and $2,088 for the three and twelve months ended December 31, 2017, respectively. There was no change to the reported net income or income per share, basic and diluted, as previously reported as a result of this immaterial correction.

Sterling Bancorp, Inc.

Selected Financial Data (Unaudited)

	As of and for the Three Months Ended			As of and for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Performance Ratios:	2018	2018	2017	2018	2017
Return on average assets	1.99%	1.98%	0.94%	2.04%	1.54%
Return on average shareholders’ equity	19.36%	20.07%	11.46%	20.66%	20.25%
Return on average tangible common equity	19.39%	20.11%	11.50%	20.71%	20.41%
Yield on earning assets (1)	5.46%	5.38%	5.20%	5.31%	5.19%
Cost of average interest-bearing liabilities	1.78%	1.62%	1.28%	1.56%	1.18%
Net interest spread (1)	3.68%	3.76%	3.92%	3.75%	4.01%
Net interest margin (1)	3.90%	3.95%	4.05%	3.94%	4.13%
Efficiency ratio (2)	37.3%	35.8%	40.2%	35.4%	35.8%

(1)  Refer to footnote to Condensed Consolidated Statements of Income table.

(2)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate

Interest earning assets
Loans (1),(3)	$2,957,092	$41,747	5.65%	$2,923,584	$40,772	5.58%	$2,563,319	$34,673	5.41%
Securities, includes restricted stock	161,362	1,060	2.63%	165,636	958	2.31%	132,869	588	1.77%
Other interest earning assets	31,207	194	2.49%	27,604	166	2.41%	18,597	54	1.17%
Total interest earning assets (3)	$3,149,661	$43,001	5.46%	$3,116,824	$41,896	5.38%	$2,714,785	$35,315	5.20%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,507,209	$5,495	1.45%	$1,539,304	$5,181	1.34%	$1,457,137	$3,653	0.99%
Time deposits	833,202	4,140	1.97%	796,197	3,447	1.72%	662,822	2,231	1.34%
Total interest-bearing deposits	2,340,411	9,635	1.63%	2,335,501	8,628	1.47%	2,119,959	5,884	1.10%
FHLB borrowings	338,462	1,487	1.72%	324,795	1,297	1.56%	244,263	751	1.20%
Subordinated debt	65,006	1,173	7.22%	64,970	1,173	7.22%	64,871	1,187	7.32%
Total borrowings	403,468	2,660	2.58%	389,765	2,470	2.48%	309,134	1,938	2.45%
Total interest-bearing liabilities	$2,743,879	12,295	1.78%	$2,725,266	11,098	1.62%	$2,429,093	7,822	1.28%
Net interest income and spread (2),(3)		$30,706	3.68%		$30,798	3.76%		$27,493	3.92%
Net interest margin (2),(3)			3.90%			3.95%			4.05%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

(3) Refer to footnote to Condensed Consolidated Statements of Income table.

	Year Ended
	December 31, 2018			December 31, 2017
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate

Interest earning assets
Loans (1),(3)	$2,861,847	$157,499	5.50%	$2,276,282	$122,789	5.39%
Securities, includes restricted stock	157,042	3,679	2.34%	113,847	1,890	1.66%
Other interest earning assets	27,012	593	2.20%	14,300	157	1.10%
Total interest earning assets (3)	$3,045,901	$161,771	5.31%	$2,404,429	$124,836	5.19%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,521,963	$19,278	1.27%	$1,333,043	$11,985	0.90%
Time deposits	763,212	12,753	1.67%	476,303	5,585	1.17%
Total interest-bearing deposits	2,285,175	32,031	1.40%	1,809,346	17,570	0.97%
FHLB borrowings	318,774	4,951	1.55%	299,719	3,795	1.27%
Subordinated debt	64,953	4,689	7.22%	55,315	4,070	7.36%
Total borrowings	383,727	9,640	2.51%	355,034	7,865	2.22%
Total interest-bearing liabilities	$2,668,902	41,671	1.56%	$2,164,380	25,435	1.18%
Net interest income and spread (2),(3)		$120,100	3.75%		$99,401	4.01%
Net interest margin (2),(3)			3.94%			4.13%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

(3) Refer to footnote to Condensed Consolidated Statements of Income table.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	December 31, 2018	September 30, 2018	% change	December 31, 2017	% change
Construction	$176,605	$177,734	(1)%	$192,319	(8)%
Residential real estate, mortgage	2,452,441	2,341,989	5%	2,132,641	15%
Commercial real estate, mortgage	250,955	252,782	(1)%	247,076	2%
Commercial and industrial loans, lines of credit	37,776	44,375	(15)%	40,749	(7)%
Other consumer loans	26	35	(26)%	29	(10)%
Total loans held for investment	2,917,803	2,816,915	4%	2,612,814	12%
Less: allowance for loan losses	(21,850)	(20,765)	5%	(18,457)	18%
Loans, net	$2,895,953	$2,796,150	4%	$2,594,357	12%

Mortgage loans held for sale	$1,248	$113,805	(99)%	$112,866	(99)%
Total gross loans	$2,919,051	$2,930,720	(0)%	$2,725,680	7%

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended			Year Ended
(dollars in thousands)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Balance at beginning of period	$20,765	$20,300	$17,189	$18,457	$14,822
Provision for loan losses	1,045	423	600	3,229	2,700
Charge offs	—	—	(19)	(4)	(19)
Recoveries	40	42	687	168	954
Balance at end of period	$21,850	$20,765	$18,457	$21,850	$18,457

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	December 31, 2018	September 30, 2018	% change	December 31, 2017	% change
Noninterest bearing demand deposits	$76,815	$79,432	(3)%	$73,682	4%
Money Market, Savings and NOW	1,481,591	1,537,202	(4)%	1,507,956	(2)%
Time deposits	894,279	795,437	12%	663,472	35%
Total deposits	$2,452,685	$2,412,071	2%	$2,245,110	9%

Sterling Bancorp, Inc.

Capital and Credit Quality Ratios (Unaudited)

	As of and for the Three Months Ended
(dollars in thousands)	December 31, 2018	September 30, 2018	December 31, 2017
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	21.98%	21.00%	20.28%
Tier 1 (core) capital to risk-weighted assets	17.45%	16.55%	15.53%
Common Tier 1 (CET 1)	17.45%	16.55%	15.53%
Tier 1 (core) capital to adjusted tangible assets	10.42%	10.04%	9.83%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	16.94%	15.99%	14.76%
Tier 1 (core) capital to risk-weighted assets	15.80%	14.91%	13.71%
Common Tier 1 (CET 1)	15.80%	14.91%	13.71%
Tier 1 (core) capital to adjusted tangible assets	9.44%	9.04%	8.68%

Credit Quality Data
Nonperforming loans (1)	$4,500	$356	$783
Nonperforming loans to total loans	0.15%	0.01%	0.03%
Nonperforming assets (2)	$10,157	$6,035	$3,777
Nonperforming assets to total assets	0.32%	0.19%	0.13%
Allowance for loan losses to total loans	0.75%	0.74%	0.71%
Allowance for loan losses to nonperforming loans	486%	5,833%	2,357%
Net recoveries to average loans	(0.00)%	(0.00)%	(0.03)%

(1) Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2) Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average tangible common equity are non-GAAP disclosures. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of December 31, 2018 and 2017, and September 30, 2018.

Sterling Bancorp, Inc.

GAAP to Non-GAAP Reconciliations

	As of and for the Three Months Ended						As of and for the Year Ended
	December 31,		September 30,		December 31,		December 31,	December 31,
(dollars in thousands)	2018		2018		2017		2018	2017
Net Income	$15,996		$15,741		$6,531		$63,468	$37,977
Average shareholders’ equity	330,443		313,697		228,037		307,202	187,542
Adjustment
Customer-related intangible	(525)		(638)		(975)		(693)	(1,499)
Average tangible common equity	$329,918		$313,059		$227,062		$306,509	$186,043
Return on average tangible common equity	19.39	%*	20.11	%*	11.50	%*	20.71%	20.41%

*Annualized